                                                                    EXHIBIT 4.13

                                                                  EXECUTION COPY

                            SHARE PURCHASE AGREEMENT

                                      AMONG

                               TPG GROWTH AC LTD.

                              TPG BIOTECH II, LTD.

                                AGRIA CORPORATION

                  CHINA VICTORY INTERNATIONAL HOLDINGS LIMITED

         AERO BIOTECH SCIENCE & TECHNOLOGY CO., LTD. (Chinese Characters)

     PRIMALIGHTS III AGRICULTURE DEVELOPMENT CO., LTD. (Chinese Characters)

                                       AND

                            BROTHERS CAPITAL LIMITED

                                  JUNE 22, 2007

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                                TABLE OF CONTENTS

1. PURCHASE AND SALE OF SHARES.............................................    1
   1.1  SALE AND ISSUANCE OF SERIES A PREFERRED SHARES AND ORDINARY
        SHARES.............................................................    1
   1.2  CLOSING............................................................    1
   1.3  OWNERSHIP ADJUSTMENT...............................................    2
2. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER...............    3
   2.1  TITLE TO THE SHARES................................................    3
   2.2  AUTHORIZATION......................................................    3
   2.3  NO VIOLATIONS......................................................    3
   2.4  CONSENTS AND APPROVALS.............................................    4
   2.5  LITIGATION.........................................................    4
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY
   WARRANTORS..............................................................    4
   3.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION......................    4
   3.2  CAPITALIZATION AND VOTING RIGHTS...................................    5
   3.3  SUBSIDIARIES.......................................................    5
   3.4  AUTHORIZATION......................................................    6
   3.5  VALID ISSUANCE OF SECURITIES.......................................    6
   3.6  GOVERNMENTAL APPROVALS.............................................    7
   3.7  CONSENTS...........................................................    7
   3.8  PRODUCT LIABILITY..................................................    7
   3.9  LITIGATION.........................................................    7
   3.10 KEY EMPLOYEES......................................................    8
   3.11 INTELLECTUAL PROPERTY..............................................    8
   3.12 COMPLIANCE WITH ORGANIZATIONAL DOCUMENTS AND WITH APPLICABLE LAWS..    9
   3.13 AGREEMENTS; ACTION.................................................   10
   3.14 RELATED-PARTY TRANSACTIONS.........................................   11
   3.15 LICENSES...........................................................   11
   3.16 MANUFACTURING AND MARKETING RIGHTS.................................   11
   3.17 REGISTRATION RIGHTS AND OTHER SHAREHOLDER RIGHTS...................   12
   3.18 REAL PROPERTY......................................................   12
   3.19 PERSONAL PROPERTY..................................................   13
   3.20 STATE ASSETS.......................................................   13
   3.21 FINANCIAL STATEMENTS...............................................   13
   3.22 EMPLOYEE BENEFIT PLANS.............................................   14
   3.23 TAX RETURNS, PAYMENTS AND ELECTIONS................................   14
   3.24 MINUTE BOOKS.......................................................   15
   3.25 LABOR AGREEMENTS AND ACTIONS; EMPLOYEE COMPENSATION................   15
   3.26 NON-US SUBSIDIARIES AND AFFILIATES.................................   16
   3.27 BROKERS............................................................   16
   3.28 SIGNIFICANT CUSTOMERS AND SUPPLIERS................................   16
   3.29 CHANGES............................................................   16
   3.30 BOOKS AND RECORDS..................................................   17
   3.31 ENTIRE BUSINESS....................................................   18
   3.32 AVAILABILITY AND TRANSFER OF FOREIGN CURRENCY......................   18
4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS........................   17
   4.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION......................   17
   4.2  AUTHORIZATION......................................................   17
   4.3  COMPLIANCE WITH OTHER INSTRUMENTS AND APPLICABLE LAW...............   18


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                                TABLE OF CONTENTS

   4.4  EXPERIENCE.........................................................   18
   4.5  LEGENDS............................................................   18
5. CONDITIONS AT THE CLOSING OF THE SALE AND ISSUANCE OF THE SHARES........   19
   5.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS.............................   19
   5.2  CONDITIONS OF PURCHASERS' OBLIGATIONS..............................   20
   5.3  CONDITIONS OF SELLERS' OBLIGATIONS.................................   21
6. INDEMNIFICATION.........................................................   22
   6.1  INDEMNIFICATION....................................................   22
   6.2  INDEMNIFICATION PROCEDURES.........................................   22
   6.3  LIMITATION ON LIABILITY............................................   24
   6.4  CALCULATION OF LOSSES..............................................   24
   6.5  CERTAIN DAMAGES....................................................   24
   6.6  TAX TREATMENT......................................................   24
7. MISCELLANEOUS...........................................................   25
   7.1  SURVIVAL OF WARRANTIES.............................................   25
   7.2  SUCCESSORS AND ASSIGNS.............................................   25
   7.3  GOVERNING LAW......................................................   25
   7.4  DISPUTE RESOLUTION.................................................   25
   7.5  COUNTERPARTS AND FACSIMILE EXECUTION...............................   26
   7.6  TITLES AND SUBTITLES; REFERENCES...................................   26
   7.7  NOTICES............................................................   27
   7.8  AMENDMENTS AND WAIVERS.............................................   27
   7.9  SEVERABILITY.......................................................   27
   7.10 ENTIRE AGREEMENT...................................................   27
   7.11 EXPENSES AND TRANSFER TAXES........................................   28
   7.12 EXCLUSIVITY........................................................   28
   7.13 CONFIDENTIALITY....................................................   28
   7.14 FURTHER ASSURANCES.................................................   29
   7.15 INTERPRETATION.....................................................   29
   7.16 NO PRESUMPTION.....................................................   29
   7.17 SPECIFIC PERFORMANCE...............................................   29
   7.18 EXCULPATION AMONG PURCHASERS.......................................   29

Schedule 1.1 Company Warrantors
Schedule 1.2 List of Purchasers and Purchase Amount
Exhibit A    Amended and Restated Memorandum and Articles of Association
Exhibit B    Shareholders Agreement
Exhibit C    Registration Rights Agreement
Exhibit D    Post-Closing Shareholding Structure
Exhibit E    Disclosure Schedules
Exhibit F    Existing Equityholders
Exhibit G    Financial Statements
Exhibit H    PRC Opinion
Exhibit H-1  Cayman Opinion
Exhibit I    VIE Contracts
Exhibit J    Mr. Lai Guanglin's Undertaking


                                       ii

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                            SHARE PURCHASE AGREEMENT

          This SHARE PURCHASE AGREEMENT (this "Agreement") is made as of June 22, 2007 by and among Agria Corporation, an exempted company incorporated in the Cayman Islands (the "Company"), each of the parties set forth in Schedule 1.1 (each, a "Company Warrantor" and collectively, the "Company Warrantors"), Brothers Capital Limited, a company organized and existing under the laws of the British Virgin Islands and a shareholder of the Company, in its capacity as a selling shareholder (the "Selling Shareholder," together with the Company, the "Sellers," and each, a "Seller") and each party listed as a "Purchaser" in
Schedule 1.2 (collectively, the "Purchasers"). The Company, each Company Warrantor, the Selling Shareholder and each Purchaser are referred to herein as "Parties" collectively and a "Party" individually.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   PURCHASE AND SALE OF SHARES

     1.1 SALE AND ISSUANCE OF SERIES A PREFERRED SHARES AND SALE OF THE ORDINARY SHARES

     (a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Purchasers agree, severally and not jointly, to purchase from the Company, and the Company agrees to sell and issue to such Purchasers, 240 Series A Preferred Shares (as defined below), representing approximately 2.344% of the Company's total equity interests on a fully-diluted, as converted basis, at a purchase price of US$41,667 per share (the "Per New Share Purchase Price"); and the Purchasers agree, severally and not jointly, to purchase from the Selling Shareholder, and the Selling Shareholder agrees to sell to the Purchasers, 625 ordinary shares of the Company, par value US$0.001 per share (the "Ordinary Shares"), representing approximately 6.104% of the Company's total equity interests on a fully-diluted basis, at a purchase price to be mutually agreed by the Selling Shareholder and the Purchasers (the "Per Old Share Purchase Price"). The Series A Preferred Shares to be issued and sold pursuant to this Agreement shall be referred to collectively as the "New Shares." The total consideration payable by the Purchasers to the Company in respect of the New Shares shall be US$10,000,000 (the "New Shares Purchase Price"). The total consideration payable by the Purchasers to the Selling Shareholder in respect of the Old Shares is hereinafter referred to as the "Old Shares Purchase Price" and, together with the New Shares Purchase Price, the "Purchase Price". The Ordinary Shares to be sold by the Selling Shareholder pursuant to this Agreement shall be referred to collectively as the "Old Shares", and the Old Shares, together with the New Shares shall be referred to collectively as the "Shares."

     (b) On or prior to the Closing Date (as defined below), the Company shall have authorized the sale and issuance of (i) the New Shares, and (ii) 240 Ordinary Shares to be issued upon conversion of the New Shares (the "Conversion Shares"). The New Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Memorandum and Articles of Association, adopted and filed by the Company with the Registrar of Companies of the Cayman Islands on or before the Closing Date in the form attached as Exhibit A (the "Restated M&A"), including the right of each New Share to an annual dividend in the amount of 8% of the Per New Share Purchase Price prior to the occurrence of a Qualifying IPO (as defined in the Restated M&A), provided, that if a Qualifying IPO occurs before July 31, 2008, then such New Shares shall not be entitled to receive such 8% annual dividend. If a Qualifying IPO does not occur


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before July 31, 2008, then such New Shares shall be entitled to receive such 8%
annual dividend from and after July 31, 2008.

     1.2 CLOSING

     (a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, 39/F, Bank of China Tower, 1 Garden Road, Hong Kong, at 9:00pm (local time) on June 22, 2007 (the "Closing Date"), or at such other time and place as the Sellers and the Purchasers may mutually agree upon. At the Closing, each Purchaser shall purchase the number of Shares designated opposite such Purchaser's name on Schedule 1.2 for the aggregate purchase price set forth opposite such Purchaser's name on Schedule 1.2.

     (b) At the Closing, the Company shall deliver to the Purchasers certificates representing the New Shares being purchased by the Purchasers in the amounts set forth for each Purchaser in Schedule 1.2 against delivery to the Company by such Purchasers at the Closing of (i) an executed counterpart of this Agreement, the shareholders agreement substantially in the form attached as Exhibit B dated as of the date hereof (the "Shareholders Agreement") and the registration rights agreement in substantially the form attached as Exhibit C dated as of the date hereof (the "Registration Rights Agreement" and, together with this Agreement and the Shareholders Agreement, the "Transaction Documents") and (ii) the New Shares Purchase Price and the Reimbursement Amount in the form of a wire transfer of immediately available funds.

     (c) At the Closing, the Selling Shareholder shall deliver to the Purchasers certificates representing the Old Shares being purchased by the Purchasers in the amounts set forth for each Purchaser in Schedule 1.2 against delivery to the Selling Shareholder by such Purchasers at the Closing of (i) an executed counterpart of this Agreement and the Shareholders Agreement and (ii) the Old Shares Purchase Price in the form of a wire transfer of immediately available funds.

     (d) Exhibit D sets forth the shareholding structure of the Company and its Subsidiaries (as defined in the Restated M&A) immediately following the Closing.

     1.3 OWNERSHIP ADJUSTMENT

     (a) As soon as practicable following the Closing Date, the Parties shall cause audited financial statements of the Company as of and for the year ended December 31, 2006 to be prepared in accordance with the generally accepted accounting principles of the United States ("US GAAP") and audited by one of Deloitte Touche Tohmatsu, Ernst & Young, KPMG or PricewaterhouseCoopers (collectively, the "Big Four Accounting Firms") (the "2006 Audited Financial Statements"). The 2006 Audited Financial Statements shall be delivered to the Purchasers in draft form and the Purchasers shall have an opportunity to review and comment on the draft prior to its finalization. Any comments provided by the Purchasers shall be considered in good faith by the Company. The final 2006 Audited Financial Statements shall be promptly delivered to the Parties when such final 2006 Audited Financial Statements become available. The cost of preparation of the 2006 Audited Financial Statements and of such audit shall be borne by the Company.

     (b) If the Company's consolidated net income for the year ended December 31, 2006 as set forth in the 2006 Audited Financial Statements, excluding the effect of (i) extraordinary recurring gains and losses, and (ii) share-based compensation charges, if any


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(the "2006 Reference Earnings"), is less than US$32,000,000 (the "2006 Expected
Earnings"), the Per New Share Purchase Price shall be adjusted downward, such that the Per New Share Purchase Price following such adjustment shall be equal to (i) the Per New Share Purchase Price, multiplied by (ii) a fraction, the numerator of which shall be the 2006 Reference Earnings, and the denominator of which shall be the 2006 Expected Earnings. If the 2006 Reference Earnings are less than the 2006 Expected Earnings, the Company shall, within 10 days of the delivery of the 2006 Audited Financial Statements, pay to the Purchasers the adjustment amounts resulting from the adjustment specified in the preceding sentence in the form of a wire transfer of immediately available funds. If the final 2006 Audited Financial Statements are not available within 30 days after the Closing Date, the Company shall promptly deliver to the Purchasers an updated draft of the 2006 Audited Financial Statements, and the Purchasers shall be entitled to an interim adjustment to the Per New Share Purchase Price in accordance with the formula provided above and such updated draft, provided that when and if the final 2006 Audited Financial Statements are available, the interim adjustment shall be further adjusted in accordance with such final 2006 Audited Financial Statements.

2.   REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

     The Selling Shareholder represents and warrants to the Purchasers, as specified in this Article 2, as of the date hereof and as of the Closing Date, except to the extent any representation or warranty below expressly refers to another time or period. For purposes of this Article 2 and Article 3, where any statement in the representations and warranties under this Agreement is expressed to be given or made to a Party's "knowledge," "knowledge" shall mean the actual knowledge of such Party after due inquiry of such Party's officers (including chief executive officer, chief financial officer, chief technology officer and chief operating officer) and directors reasonably believed to have knowledge of the matter in question, prior to the date hereof and prior to the Closing, according to the context.

     2.1 TITLE TO THE SHARES

     The Selling Shareholder has the unrestricted right to sell, transfer and deliver to the Purchasers and the Purchasers will acquire at the Closing good, valid and marketable title to the Old Shares, free and clear of any Encumbrances (as defined below) other than those contemplated under the Transaction Documents and applicable Law (as defined below).

     2.2 AUTHORIZATION

     All corporate action on the part of the Selling Shareholder, its officers, directors and equityholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Selling Shareholder under this Agreement have been taken or will be taken prior to the Closing Date, the Selling Shareholder has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid and legally binding obligation of the Selling Shareholder, enforceable in accordance with its terms, subject to the Enforceability Exceptions (as defined below).

     2.3 NO VIOLATIONS

     Assuming that all consents, approvals, orders, authorizations, registrations, qualifications, notifications or filings listed under Schedule
2.3 of the Disclosure Schedules (as defined below) have been obtained or made, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not (i)


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result in any violation of any provision of the Organizational Documents (as defined below) of the Selling Shareholder, (ii) result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under, or otherwise give any other contracting party the right to terminate, accelerate or cancel, any provision under any contracts, agreements, commitments, instruments, mortgages, indentures to which the Selling Shareholder is a party or by which it is bound, or result in the creation of any lien, charge or other Encumbrance upon any assets or properties of the Selling Shareholder or the suspension, revocation, forfeiture or cancellation of any material permit, license, authorization or approval applicable to the Selling Shareholder, its business or operations or any of its assets or properties, or
(iii) result in a violation of any applicable Law except, in the case of clauses
(ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).

     2.4 CONSENTS AND APPROVALS

     Except as set forth in Schedule 2.4 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Selling Shareholder does not and will not, require any Governmental Authorization (as defined below) or consent, approval, authorization or other action by or notification to any third party.

     2.5 LITIGATION

     There is no action, suit, proceeding, claim, arbitration or investigation (civil, criminal, regulatory or otherwise) pending before any Governmental Authority (as defined below) or, to the knowledge of the Selling Shareholder, currently threatened, against the Selling Shareholder or its activities, properties or assets that, individually or in the aggregate, would have a Material Adverse Effect, or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. The Selling Shareholder is not a party or subject to the provisions of any judgment, order, writ, decree or injunction of any Governmental Authority.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY WARRANTORS

     Except as set forth in the Disclosure Schedules attached to this Agreement as Exhibit E (the "Disclosure Schedules"), the Company and each of the Company Warrantors hereby jointly and severally represent and warrant to each of the Purchasers, as specified in this Article 3, as of the date hereof and as of the Closing Date, except to the extent any representation or warranty below expressly refers to another time or period.

     3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION

     The Company is an exempted company duly incorporated and organized, validly existing and in good standing under the laws of the Cayman Islands and each Company Warrantor is duly incorporated and organized, validly existing and in good standing under the laws of the jurisdiction where it purports to exist. The Company and each of the Company Warrantors have all requisite power, corporate or otherwise, and authority to own, lease and operate their properties and assets and to carry on their respective business as now being conducted, to execute and deliver the Transaction Documents, and to perform their obligations under the Transaction Documents. The Company and each of the Company Warrantors are duly qualified to transact business and are in good standing in each jurisdiction in which the properties or assets owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary, unless the failure to


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so qualify or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Exhibit A contains a true, complete and accurate copy of the Restated M&A, as amended as of the date hereof.

     3.2 CAPITALIZATION AND VOTING RIGHTS

     Immediately prior to the Closing Date, the authorized capital of the Company will consist of:

     (a) Series A Preferred Shares. 10,000 Series A Preferred Shares, par value US$0.001 per share (the "Series A Preferred Shares"), none of which are issued and outstanding prior to the Closing Date. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Restated M&A. From and after the Closing Date, each Series A Preferred Share is convertible into one Ordinary Share, subject to the Restated M&A.

     (b) Ordinary Shares. 49,990,000 Ordinary Shares, of which 10,000 shares are issued and outstanding, 1,500 shares are authorized for issuance under the Company's stock option plan to be implemented following the Closing (the "2007 Stock Option Plan") and 10,000 Conversion Shares. The rights, privileges and preferences of the Ordinary Shares are as stated in the Restated M&A.

     (c) The outstanding Ordinary Shares are owned by the shareholders and in the numbers specified in Exhibit F.

     (d) Other than the shares authorized for issuance under the 2007 Stock Option Plan and the Conversion Shares, all outstanding Ordinary Shares are duly and validly authorized and issued, fully paid and nonassessable, and have been approved by all requisite shareholder action.

     (e) Except as set forth in Schedule 3.2(e) of the Disclosure Schedules, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights, rights of first refusal or similar rights) or agreements obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for the capital stock. Except for the Transaction Documents and as set forth in Schedule 3.2(e) of the Disclosure Schedules, there is no agreement, arrangement or obligation of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for the capital stock. Except as set forth in
Schedule 3.2(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party or subject to any agreement or understanding, and, to the knowledge of the Company and the Company Warrantors, there is no agreement or understanding between any persons and/or entities, that affects or relates to the holding, transfer, voting or giving of written consents with respect to any security of the Company or any of its Subsidiaries or by a director of the Company or any of its Subsidiaries.

     3.3 SUBSIDIARIES

     (a) The Company has the power to direct the management, operations and policies of its Subsidiaries, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Schedule 3.3(a) of the Disclosure Schedules lists each Subsidiary,

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and correctly sets forth the capitalization of such Subsidiary, the Company's ownership interest therein, the ownership interest of any other person or entity therein, the nature of legal entity that the Subsidiary constitutes and the jurisdiction in which the Subsidiary was organized and exists. Except as set forth in Schedule 3.3(a) of the Disclosure Schedules, each Subsidiary (A) is duly organized and validly existing under the laws of the People's Republic of China (the "PRC", and each such Subsidiary, a "PRC Subsidiary") and (B) possesses all requisite power and authority (corporate or otherwise), and has obtained all material Governmental Authorizations, including business licenses, production, operation and distribution certificates necessary to carry on its business as now conducted.

     (b) Other than the Subsidiaries, none of the Company or the Subsidiaries has any subsidiaries, nor does it presently own or control, directly or indirectly, any interest in any other corporation, association, trust, or other entity. Except as set forth in Schedule 3.3(b) of the Disclosure Schedules, none of the Company or the Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Except as set forth in Schedule 3.3(b) of the Disclosure Schedules, none of the Company or the Subsidiaries maintains any offices or any branches.

     (c) In respect of any ownership interest held in a Subsidiary (if any) by the Company or another Subsidiary, (i) the Company or such other Subsidiary holds good and valid title to such ownership interest free and clear of all restrictions on transfer or other Encumbrances, other than those restrictions on transfer or other Encumbrances created by the Transaction Documents or the constitutive documents of that entity and (ii) there are no outstanding options or rights for the purchase or acquisition from the Company or such other Subsidiary of such ownership interest.

          For purposes of this Agreement, "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security, deed of trust, lien, pledge, rights of others, security interest or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by contract, agreement, understanding, law, equity or otherwise.

     3.4 AUTHORIZATION

     All corporate action on the part of each of the Company and the Company Warrantors, their respective officers, directors and equityholders necessary for the authorization, execution and delivery of the Transaction Documents and the performance of all obligations of each of the Company and the Company Warrantors under the Transaction Documents has been taken or will be taken prior to the Closing Date, each of the Company and the Company Warrantors has duly and validly executed and delivered each Transaction Document to which it is a party, and the Transaction Documents constitute valid and legally binding obligations of each of the Company and the Company Warrantors, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and (ii) as limited by general principles of equity (whether considered in a proceeding in equity or at law) ((i) and (ii), the "Enforceability Exceptions") .

     3.5 VALID ISSUANCE OF SECURITIES

     The Shares that are being purchased by the Purchasers under this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid, and nonassessable, and will be free of any Encumbrances other than those contemplated under the

Transaction Documents and applicable Laws. The Conversion Shares have been duly and validly authorized for issuance and upon issuance in accordance with the terms of this Agreement and the Restated M&A, will be duly authorized and validly issued, fully paid, and nonassessable and will be free of any Encumbrances other than those contemplated under the Transaction Documents and applicable Laws.

     3.6 GOVERNMENTAL APPROVALS

     No license from, consent, approval, order or authorization of, or registration, qualification, notification or filing with, any court, governmental agency, regulatory authority or political subdivision thereof, or any other administrative authority (the "Governmental Authority" and such matters, "Governmental Authorizations") on the part of the Company, any of its Subsidiaries or any Company Warrantor is and will be required in connection with the execution, delivery and performance by the Company and any of the Company Warrantors of the Transaction Documents to which it is a party in order to consummate the transactions contemplated by the Transaction Documents, except
(i) as set forth in Schedule 3.6 of the Disclosure Schedules, (ii) the filing of the Restated M&A, and (iii) filings required by the securities laws of those jurisdictions in which the Purchasers reside, if any.

     3.7 CONSENTS

     Except as set forth in Schedule 3.7 of the Disclosure Schedules, the execution, delivery and performance by the Company and any of the Company Warrantors of the Transaction Documents to which it is a party in order to consummate the transactions contemplated by the Transaction Documents does not and will not require any consent, approval, authorization or other action by or notification to any third party.

     3.8 PRODUCT LIABILITY

     Except as set forth in Schedule 3.8 of the Disclosure Schedules, during the three-year period before Closing, neither the Company nor any of its Subsidiaries has had any liability and there is no basis for any present, or to the knowledge of the Company, future action, suit, claim or complaint against the Company or any of its Subsidiaries concerning its products and/or services that, in each case, individually or in aggregate, would have a material adverse effect on the business, financial condition, operations, assets, properties or liabilities of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"; it being agreed that for purposes of the Transaction Documents "Material Adverse Effect" shall be deemed not to include the impact of (i) the public disclosure of the transactions contemplated hereby, (ii) changes in Laws,
(iii) changes in accounting principles generally applicable to comparable companies, (iv) changes in the agricultural industry in the PRC, or (v) changes in general economic and market conditions).

     3.9 LITIGATION

     Except as set forth in Schedule 3.9 of the Disclosure Schedules, there is no action, suit, proceeding, claim, arbitration or investigation (civil, criminal, regulatory or otherwise) pending before any Governmental Authority or, to the knowledge of either the Company or the Company Warrantors, currently threatened, against the Company or any of its Subsidiaries or their respective activities, properties or assets that, individually or in the aggregate, would have a Material Adverse Effect, or would affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby. Neither the Company nor any of its

Subsidiaries is a party or subject to the provisions of any judgment, order, writ, decree or injunction of any Governmental Authority. There is no material action, suit, proceeding, claim, arbitration or investigation (civil, criminal, regulatory or otherwise) by the Company or a Subsidiary currently pending or that the Company or any of its Subsidiaries intends to initiate.

     3.10 KEY EMPLOYEES

     Each person listed in Schedule 3.10 of the Disclosure Schedules has executed (or will have executed, prior to the earlier of (i) a Qualifying IPO and (ii) December 31, 2007) an employment agreement with the Company or the Subsidiary listed in Schedule 3.10 that contains non-disclosure and non-competition PROVISIONS.

     3.11 INTELLECTUAL PROPERTY

     (a) Schedule 3.11(a) of the Disclosure Schedules contains a true, correct and complete list of all material patents, patent applications, trademarks, service marks, trade names, plant variety rights, URLs, domain names, copyrights, trade secrets, proprietary rights, processes and other items of intangible property (such rights are collectively referred to herein as the "Intellectual Property") that are used for the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property").

          (A) Schedule 3.11(a)(A) of the Disclosure Schedules contains a true, correct and complete list of all Company Intellectual Property that was developed by the Company or the Company's Subsidiaries or Affiliates or Shanxi Primalights III Biotech Engineer Academy (Chinese Characters) (the "Self Developed IP") To the knowledge of the Company and the Company Warrantors, neither the development nor the use of the Self Developed IP conflicts with or infringes on the rights of others. To the knowledge of the Company and Company Warrantors, none of the Self Developed IP has expired, been cancelled or abandoned or is the subject of any opposition, cancellation, reissue, re-examination, interference or equivalent proceeding.

          (B) Schedule 3.11(a)(B) of the Disclosure Schedules contains a true, correct and complete list of all Company Intellectual Property that was collaboratively developed by the Company or the Company's Subsidiaries with third parties (the "Collaborative IP") and includes the identification of each such third party in respect of each item of the Collaborative IP. Each of the collaborative development contracts with respect to the Collaborative IP has been provided to the Purchasers or their legal advisors prior to the date hereof, or will be provided within 15 days of the date hereof, and constitutes valid and legally binding obligations of the Company or its Subsidiaries and, to the knowledge of the Company and the Company Warrantors, the other parties thereto, enforceable against the Company or the Company's Subsidiaries (and, to the knowledge of the Company and the Company Warrantors, the other parties thereto) in accordance with its terms, subject to the Enforceability Exceptions. Each of the Company and its Subsidiaries listed in Schedule 3.11(a)(B) has a good and valid contractual right under such collaborative development contracts to use the Collaborative IP in accordance with the terms of such collaborative development contract (such right, the "Commercialization Right"). To the knowledge of the Company and the Company Warrantors, any exercise of any such Commercialization Right of any the Collaborative IP by the Company or its Subsidiaries has not and will not result in any conflict with or infringement of the rights of others.

          (C) Schedule 3.11(a)(C) of the Disclosure Schedules contains a true, correct and complete list of all Company Intellectual Property that was purchased by the Company or the Company's Subsidiaries from third parties (such Intellectual Property, the "Purchased IP"). Each of the purchase contracts with respect to the Purchased IP has been provided to the Purchasers or their legal advisors prior to the date hereof, or will be provided within 15 days of the date hereof. Each of such purchase contracts pursuant to which the Company or its Subsidiaries purchased the Purchased IP constitutes valid and legally binding obligations of the Company or its Subsidiaries, (and, to the knowledge of the Company and the Company Warrantors, the other parties thereto), enforceable against the Company or the Company's Subsidiaries (and, to the knowledge of the Company and the Company Warrantors, the other parties thereto) in accordance with its terms (subject to the Enforceability Exceptions), and to the knowledge of the Company and the Company Warrantors, the Company or one of its Subsidiaries can exercise its rights under such purchase contracts without any conflict with or infringement of the rights of others.

     (b) Schedule 3.11(b) of the Disclosure Schedules contains a true, correct and complete list of each agreement pursuant to which the Company or any of its Subsidiaries uses any Company Intellectual Property owned by a third party, or pursuant to which a third party uses any Intellectual Property owned by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is party to an agreement that materially restricts or limits the use by the Company and its Subsidiaries of any Company Intellectual Property (except where such restriction is imposed pursuant to an agreement or license as disclosed in Schedule 3.11(b) of the Disclosure Schedules).

     (c) To the knowledge of the Company and the Company Warrantors, none of the rights of the Company and its Subsidiaries with respect to the Company Intellectual Property is being infringed by third parties. No action, suit, proceeding, claim or arbitration is pending before any Governmental Authority or, to the knowledge of the Company and the Company Warrantors, threatened against the Company or any of its Subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries has violated or is violating any of the Intellectual Property of any other person.

     (d) To the knowledge of the Company and the Company Warrantors, none of the Company's or any Subsidiary's key employees is obligated under any contract or commitment, or subject to any judgment, order, writ, decree or injunction of any court or administrative agency, that would interfere with the performance of his or her employment obligations to the Company or such Subsidiary.

     3.12 COMPLIANCE WITH OTHER INSTRUMENTS AND APPLICABLE LAW

     (a) Except as set forth in Schedule 3.12(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is in violation or default (i) of any provision of its respective certificate of incorporation, memorandum and articles of association or bylaws or similar documents in the jurisdiction of its incorporation (collectively, the "Organizational Documents"), or (ii) in any material respect of any Material Contract (as defined below), or (iii) of any provision of any national, provincial, federal, state or local law, statute, rule, regulation, judgment, order, writ, decree or injunction in each case as in effect as of the date hereof (the "Law") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), such violations or defaults that, individually or in the aggregate, would not have a Material Adverse Effect; provided that this exception for violations of Law that would not have a Material Adverse Effect shall not apply to any Law applicable to the Company or its Subsidiaries in respect of improper or illegal payments to government or political party officials.

     (b) Assuming that (i) all consents, approvals, orders, authorizations, registrations, qualifications, notifications or filings listed under Schedule
3.6 of the Disclosure Schedules have been obtained or made, and (ii) all consents, approvals, authorizations or other actions or notifications listed under Schedule 3.7 of the Disclosure Schedules have been obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby will not (i) result in any violation of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel, any provision under any contracts, agreements, commitments, instruments, mortgages, indentures to which the Company or any of its Subsidiaries is a party or by which it is bound, or result in the creation of any lien, charge or other Encumbrance upon any assets or properties of the Company or any of its Subsidiaries or the suspension, revocation, forfeiture or cancellation of any material permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, their respective business or operations or any of their respective assets or properties, or (iii) result in a violation of any Law applicable to the Company or any of its Subsidiaries except, in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, have a Material Adverse Effect.

     3.13 AGREEMENTS; ACTION

     (a) Except for agreements described in Schedule 3.13(a) of the Disclosure Schedules and the VIE Contracts (as defined below), there are no contracts, agreements, commitments, instruments, mortgages or indentures, written or oral, to which the Company or a Subsidiary is a party or by which it is bound that may involve (i) indebtedness for money borrowed or assumed by the Company or any of its Subsidiaries in excess of US$50,000 individually or US$200,000 in the aggregate, (ii) other obligations (contingent or otherwise) of the Company or a Subsidiary involving annual expenditures or liabilities in excess of US$200,000, or that extend for more than one year beyond the date hereof and that are not cancelable without material penalty with 90 days, (iii) the lending of money by the Company or any of its Subsidiaries, whether as lender or guarantor, in excess of US$50,000 individually or US$200,000 in the aggregate, (iv) indemnification by the Company or a Subsidiary with respect to infringements of proprietary rights, (v) the grant of a power of attorney, (vi) transactions outside the ordinary course of business, or (vii) any restriction on the Company's or any of its Subsidiaries' ability to compete or operate at any location (each instrument described under clauses (i) through (vii), a "Material Contract").

     (b) True and complete copies of all written Material Contracts, including any amendments or supplements thereto, have been made available for review by each of the Purchasers or their legal advisors prior to the date hereof, or will be provided within 15 days of the date hereof.

     (c) None of the Company or any of its Subsidiaries is, or has received any notice of or has any knowledge that any other party is, in breach or default in any material respect under any Material Contract, and, to the knowledge of the Company and the Company Warrantors, there has not occurred any event which would (with the passage of time, notice or both) constitute such a breach or default under any of the Material Contracts by the Company or any of its Subsidiaries, as the case may be, or any other party with respect thereto.

     3.14 RELATED-PARTY TRANSACTIONS

     Except as set forth in Schedule 3.14 of the Disclosure Schedules and the VIE Contracts, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, arrangement or understanding with any Affiliate (as defined below), officer, Director or any person in which any Affiliate, shareholder, officer or director of the Company or any of its Subsidiaries, or any member of the immediate family of any of the foregoing, has an interest that exceeds 5% of the equity of such person (each, a "Related Party"). To the knowledge of the Company and the Company Warrantors and except as disclosed in Schedule 3.14 of the Disclosure Schedules and the VIE Contracts, all the transactions with Related Parties were made on terms and conditions as favorable to the Company or such Subsidiary as would have been obtainable by it at the time in a comparable arm's-length transaction with an unrelated party.

     To the knowledge of the Company and the Company Warrantors, no Related Party has any ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a material business relationship, or any firm or corporation that competes with the Company or any of its Subsidiaries.

     For purposes of this Agreement, "Affiliate" of any person shall mean any person that, alone or together with any other person, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For purposes of this definition, "control" means, when used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     3.15 LICENSES

     Except as set forth in Schedule 3.15 of the Disclosure Schedules, each of the Company and its Subsidiaries has obtained all material franchises, permits, licenses, exemptions, registrations, approvals and any similar authority necessary for the conduct of its business as now being conducted by it (the "Licenses"), except as would not have, individually or in the aggregate, a Material Adverse Effect. Copies of all such Licenses have been provided to the Purchasers or their legal advisors prior to the date hereof or will be provided within 15 days of the date hereof. Except as set forth in Schedule 3.15 of the Disclosure Schedules, the Licenses are in full force and effect and neither the Company nor any of its Subsidiaries is in default in any material respect under any of its Licenses or has received any written notice relating to the suspension, alleged breach or revocation of any such Licenses.

     3.16 MANUFACTURING AND MARKETING RIGHTS

     Neither the Company nor any of its Subsidiaries is bound by any agreement that affects its right to develop, manufacture, assemble, license, distribute, market or sell its products or services.

     3.17 REGISTRATION RIGHTS AND OTHER SHAREHOLDER RIGHTS

          Except as set forth in Schedule 3.17 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has granted or agreed to grant or been under any obligation to grant any registration rights, including demand or "piggyback" rights other than such registration rights as granted in the Registration Rights Agreement.

     3.18 REAL PROPERTY

     (a) Schedule 3.18(a) of the Disclosure Schedules contains a true, correct and complete list of the street address and area of each parcel of real property in which the Company or any of its Subsidiaries holds land use rights (the "Land Use Rights").

          (A) Except as set forth in Schedule 3.18(a)(A) of the Disclosure Schedules, the Company or a Subsidiary holds good and valid title to such Land Use Rights free and clear of all Encumbrances, except for Permitted Encumbrances.

          (B) Except as set forth in Schedule 3.18(a)(B) of the Disclosure Schedules, the Company or a Subsidiary has paid in full any and all of the land grant premium required under applicable Laws in connection with securing such Land Use Rights.

          (C) Except as set forth in Schedule 3.18(a)(C) of the Disclosure Schedules, none of the land with respect to which the Land Use Rights relate constitutes "arable land" (as defined under Chinese law) that has been converted to other uses.

     (b) Schedule 3.18(b) of the Disclosure Schedules contains a true, correct and complete list of each leasehold interest pursuant to which the Company or any of its Subsidiaries holds any real property (each, a "Lease"). Each of the Leases listed in Schedule 3.18(b) has been provided to the Purchasers or their legal advisors prior to the date hereof or will be provided within 15 days of the date hereof. Each Lease constitutes the entire agreement to which the Company or any of its Subsidiaries is party with respect to the property leased thereunder. Each of the Company and its Subsidiaries has performed all of their respective obligations in all material respects under such Leases. Except as set forth in Schedule 3.18(b), there is no pending, or to the knowledge of the Company and the Company Warrantors, threatened action, suit, proceeding or claim before any Governmental Authority by others against the Company's or the Company's Subsidiaries' use of the land under such Leases.

     (c) Except as set forth in Schedule 3.18(c) of the Disclosure Schedules, none of the Company or its Subsidiaries uses any material real property in the conduct of its business except insofar as it holds valid Land Use Rights or has executed a Lease with respect thereto.

     (d) Except as set forth in Schedule 3.18(d) of the Disclosure Schedules, each of the Company and the Subsidiaries has obtained property ownership certification for the material plants, buildings and improvements located on all land with respect to which it holds Land Use Rights (collectively, the "Improvements") and holds good and valid title to such Improvements free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Schedule 3.18(d) of the Disclosure Schedules, the Improvements do not
(i) contravene any applicable Law relating to zoning or building or (ii) violate any restrictive covenant, in the case of either (i) or (ii), the effect of which would materially interfere with or prevent the continued use of such Improvements for the purposes for which they are now being used. All of the Improvements are in reasonable operating condition and in a state of reasonable maintenance and repair (except for ordinary wear and tear) and are adequate for the purposes for which they are currently being used.

     (e) A true and complete copy of each of the agreements relating to the Encumbrances identified in Schedule 3.18(c) and Schedule 3.18(d) of the Disclosure Schedules (the "Mortgages") has been made available for review by each of the Purchasers or their legal advisors prior to the date hereof.

     (f) No event that, with the giving of notice or passage of time or both, would constitute a default or event of default of a material nature by the Company or any Subsidiary or, to the knowledge of the Company and the Subsidiaries, by any other party, has occurred and is continuing unremedied or unwaived under the terms of any of the Land Use Rights, the Leases or Mortgages. There exists no pending or, to the knowledge of the Company and Company Warrantors, threatened condemnation, confiscation, dispute, claim, demand or similar proceeding before any Governmental Authority with respect to, or that could materially and adversely affect, the continued use and enjoyment of any Land Use Right, Lease or Improvement.

          For purposes of this Agreement, "Permitted Encumbrances" means (a) Encumbrances reflected or reserved against in the most recent balance sheet delivered to the Purchasers pursuant to Section 3.21, (b) Encumbrances for Taxes not in default and payable without penalty and interest, (c) mechanics', materialmen's, carriers', workers', repairers', landlords' and similar Encumbrances arising out of or incurred in the ordinary course of business, and
(d) other Encumbrances which do not materially interfere with the Company's and any of its Subsidiaries' use of the applicable property or asset.

     3.19 PERSONAL PROPERTY

          All personal property and assets of each of the Company and the Subsidiaries that are reflected in the most recent balance sheet delivered to the Purchasers under Section 3.21 or that have been acquired by the Company or any of its Subsidiaries since the date of such balance sheet and that have not been disposed of in the ordinary course of the Company's or such Subsidiary's business are owned by the Company or such Subsidiary free and clear of any Encumbrances except for Permitted Encumbrances. All assets, machinery, tools and equipment of the Company or any of its Subsidiaries currently in use and necessary for the operation of the business are in a state of reasonable maintenance and repair (except for ordinary wear and tear).

     3.20 STATE ASSETS

          Except as set forth in Schedule 3.20 of the Disclosure Schedules, none of the assets owned or leased by the Company or any of the Subsidiaries constitute state-owned assets and are not and were not required to undergo any form of valuation under applicable Laws of the PRC. In respect of the state-owned assets leased or otherwise used by the Company or any of its Subsidiaries as set forth in Schedule 3.20 of the Disclosure Schedules, the Company and such Subsidiary have undergone all valuation procedures required under application Laws of the PRC and/or relevant Governmental Authority and obtained all necessary Governmental Authorizations to lease and use such assets.

     3.21 FINANCIAL STATEMENTS

          Exhibit G (the "Financial Statements") contains in substantially completed (to the knowledge of the Company and the Company Warrantors) draft form (i) the audited consolidated balance sheet of the Company as of December 31, 2006 (the "Balance Sheet Date") and the related audited consolidated income statement and audited consolidated cash flow statement for the year ended the Balance Sheet Date, and (ii) the audited consolidated balance sheet of the Company as of December 31, 2005 and the related audited consolidated income statement and audited consolidated cash flow statement for the year ended December 31, 2005 audited by one of the Big Four Accounting Firms, together with the notes to such financial statements. Except as set forth in the Financial Statements or in the notes to the Financial Statements, the Financial Statements have been prepared in conformity with US GAAP consistently applied, and present fairly the financial position and results of operations and cash flow of the Company as of their respective dates and for the respective periods covered thereby. Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise which would be required to be recorded or reflected on a balance sheet or in the notes thereto under US GAAP, other than liabilities incurred in the ordinary course of business since the Balance Sheet Date and that have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

     3.22 EMPLOYEE BENEFIT PLANS

          Except as set forth in Schedule 3.22 of the Disclosure Schedules, none of the Company or any of its Subsidiaries has any employee benefit plans.

     3.23 TAX RETURNS, PAYMENTS AND ELECTIONS

     (a) For purposes of this Agreement,

          (A) "Tax" or "Taxes" shall mean any national, provincial, federal, state, local, foreign or other taxes (including income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, social security, import, excise, value-added, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges in the nature of taxes of any kind whatsoever (including interest, penalties or additions to tax with respect to such items); and

          (B) "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes required to be filed by the Company or any of its Subsidiaries;

          Except as set forth in Schedule 3.23(a) of the Disclosure Schedules, the Company and each of its Subsidiaries have filed on a timely basis all material Returns as required by law to be filed by it. These Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all material Taxes due, except those contested by it in good faith that are listed in Schedule 3.23(a) of the Disclosure Schedules and for which an appropriate reserve has been established on the Financial Statements in accordance with US GAAP.

     (b) Neither the Company nor any of its Subsidiaries has made an entity classification election for United States federal income tax purposes.

     (c) Neither the Company nor any of its Subsidiaries has ever had any material Tax deficiency assessed in writing against it or, to the knowledge of the Company, proposed, or executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charges.

     (d) None of the Returns of the Company or its Subsidiaries have ever been audited by any Governmental Authorities nor has the Company or any of its Subsidiaries received any written notice in respect thereof, for the assessment or the proposed assessment or for the collection of any Taxes. No claim has ever been made in writing by any appropriate Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed or was obligated to file Tax returns that it is or may be subject to taxation by that jurisdiction.

     (e) Neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes.

     (f) There are no liens for material Taxes that are due and unpaid on any of the properties or assets of the Company or any of its Subsidiaries.

     (g) Schedule 3.23(g) lists each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar forms of Tax relief and (ii) other material financial grants, subsidies or similar incentives granted by a governmental entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the "Incentives") and describes the details of such Incentives. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any agreement or order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Authority claiming that such Incentives were not, or will not in the future be, available.

     (h) Neither the Company nor any of its Subsidiaries has, to the knowledge of the Company, engaged in a transaction which is reportable, within the meaning of Section 6111 of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations promulgated thereunder, or which is required to be disclosed to any appropriate Governmental Authority under similar legislation pursuant to applicable Law.

     3.24 MINUTE BOOKS

     Copies of the minute books of the Company and its Subsidiaries have been provided to the Purchasers or their legal advisors prior to the date hereof, or will be provided within 15 days of the date hereof, and are true, correct and complete copies.

     3.25 LABOR AGREEMENTS AND ACTIONS; EMPLOYEE COMPENSATION

     (a) Except as set forth in Schedule 3.25(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is bound by or subject to any collective bargaining or similar agreement with any labor union, and no collective bargaining agreement is currently being negotiated by the Company or its Subsidiaries. There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending nor, to the knowledge of the Company and the Company Warrantors, threatened, that would have a Material Adverse Effect.

     (b) Except as set forth in Schedule 3.25(b) of the Disclosure Schedules, there are no employment, consulting, severance or other employee compensation agreements or plans providing for payment in excess of RMB1,000,000 in the aggregate. Neither the execution, delivery and performance of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer, employee or shareholder thereof.

     (c) Except as set forth in Schedule 3.25(c) of the Disclosure Schedules, subsequent to December 31, 2006 no senior executive officer or key employee of the Company or any of its Subsidiaries has terminated, nor has the Company or any of its Subsidiaries received any written notice that any such officer or employee is intending to terminate, his or her employment with the Company or such Subsidiary.

     (d) Except as set forth in Schedule 3.25(d) of the Disclosure Schedules, each of the Company and its Subsidiaries has complied in all material respects with all applicable national, provincial, federal, state, local and foreign equal employment opportunity and other laws related to employment, except as would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.25(d) of the Disclosure Schedules, each Subsidiary has obtained the Social Security Registration Certificate issued by the relevant local labor bureau in the PRC.

     3.26 NON-US SUBSIDIARIES AND AFFILIATES

     None of the Company or its Subsidiaries is, nor will become as a result of the sale of Shares to the Purchasers contemplated by this Agreement, a controlled foreign corporation (as defined in the Code). The Company does not expect that it will be treated as a "passive foreign investment company" ("PFIC") (as defined in the Code) for its current taxable year, and the Company does not expect to conduct its business in a manner that would reasonably be expected to result in the Company becoming a PFIC in the foreseeable future under current law.

     3.27 BROKERS

     Neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Agreements.

     3.28 SIGNIFICANT CUSTOMERS AND SUPPLIERS

     No customer of the Company or its Subsidiaries that comprised 10% or more of the Company's consolidated net sales during each of the years covered by the Financial Statements, and no supplier that comprised 10% or more of the Company's or any Subsidiary's consolidated purchases for each of the years covered by the Financial Statements, has since December 31, 2006 terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company or any of its Subsidiaries, as the case may be.

     3.29 CHANGES

     Since the Balance Sheet Date, there has not been:

     (a) any change, condition, circumstance or occurrence or nonoccurrence of any event that, individually and in the aggregate, has had or would have a Material Adverse Effect; or

     (b) any declaration or payment or other distribution in respect of any of the Company's or any of its Subsidiaries' capital stock, or any redemption, purchase or other acquisition of any of such stock by the Company or any of its Subsidiaries.

     3.30 BOOKS AND RECORDS

     (a) A certified copy of the true and correct Memorandum of Association and Articles of Association of the Company as in effect immediately prior to the Closing Date is attached as Schedule 3.30(A) of the Disclosure Schedules. A copy of the true and correct register of members of the Company as in effect immediately prior to the Closing Date is attached as Schedule 3.30(B) of the Disclosure Schedules.

     (b) The Company and its Subsidiaries have maintained in all material respects the books and records required to be maintained pursuant to applicable Law.

     3.31 ENTIRE BUSINESS

          Except as set forth in Schedule 3.31 of the Disclosure Schedules, there are no material facilities, services, assets or properties shared (i) by the Company with any other person or entity that is not a Subsidiary or (ii) by any of its Subsidiaries with any other person or entity that is not the Company or another Subsidiary.

     3.32 AVAILABILITY AND TRANSFER OF FOREIGN CURRENCY

          Except as set forth in Schedule 3.32 of the Disclosure Schedules, all requisite foreign exchange control approvals and other authorizations, if any, by any Governmental Authority have been validly obtained and are in full force and effect to assure the ability of the Company to make any and all payments (x) to the Purchasers for dividend payments on either the Shares or the Conversion Shares as and when declared by the Board of Directors (as defined in the Restated M&A) or (y) to any other party in order to conduct its business as now conducted. The Company shall use commercially reasonable efforts to promptly obtain all the required SAFE Registrations listed on Schedule 3.32 of the Disclosure Schedules.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby represents and warrants severally to the Company and the Selling Shareholder, as of the date hereof and as of the Closing Date, except to the extent any representation or warranty below expressly refers to another time or period, as follows:

     4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION

          Such Purchaser is duly incorporated and validly existing and in good standing under the laws of its jurisdiction of its incorporation. Such Purchaser has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and to execute, deliver and perform its obligations under the Transaction Documents.

     4.2 AUTHORIZATION

          All corporate action on the part of such Purchaser, its officers, directors, and equityholders necessary for the authorization, execution and delivery of the Transaction Documents and the performance of all obligations of such Purchaser under the Transaction Documents has been taken or will be taken prior to the Closing Date, and the Transaction Documents constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

     4.3 COMPLIANCE WITH OTHER INSTRUMENTS AND APPLICABLE LAW

          The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby will not (i) result in any violation of any provision of the Organizational Documents of such Purchaser, (ii) result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under, or otherwise give any other contracting party the right to terminate, accelerate or cancel, any provision under any contracts, agreements, arrangement, understandings, commitments, instruments, mortgages, indentures to which such Purchaser is a party or by which it is bound, or result in the creation of any lien, charge or other Encumbrance upon any assets or properties of such Purchaser or the suspension, revocation or cancellation of any material permit, license, authorization or approval applicable to such Purchaser, its business or operations or any of its assets or properties, or (iii) result in a violation of any Law applicable to such Purchaser, except, in the case of clauses (ii) and (iii), such violations or defaults that, individually or in the aggregate, would not have a Material Adverse Effect; provided that this exception for violations of Law that would not have a Material Adverse Effect shall not apply to any Law applicable to such Purchaser in respect of improper or illegal payments to government or political party officials.

     4.4 EXPERIENCE

     (a) Such Purchaser has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Company. It has the ability to bear the economic risks of its prospective investment. The foregoing, however, does not limit or modify the representations and warranties of the Selling Shareholder, the Company and Company Warrantors in Articles 2 and 3 of this Agreement or the right of such Purchaser to rely thereon.

     (b) At the time such Purchaser was offered the Shares that it is purchasing pursuant to this Agreement, it was, and it is, an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3) (a)(7) or (a)(8) of the Securities Act or 1933, as amended (the "Securities Act").

     (c) Such Purchaser has no direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Shares, in violation of the Securities Act or any other applicable state securities law.

     (d) Such Purchaser acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities law.

     4.5 LEGENDS

          Such Purchaser understands that the certificates evidencing the securities issued pursuant to this Agreement will bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION REQUIREMENTS.

          IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A SHAREHOLDERS AGREEMENT AMONG CERTAIN SHAREHOLDERS OF AGRIA CORPORATION DATED AS OF JUNE 22, 2007, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY."

5.   CONDITIONS AT THE CLOSING OF THE SALE AND ISSUANCE OF THE SHARES

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS

          The respective obligations of each Party to effect the transactions to be effected by it at the Closing are subject to the fulfillment or waiver (which shall be in writing), on or before the Closing Date, of each of the following conditions:

     (a) The Company, its Subsidiaries and the Company Warrantors shall have received all Governmental Authorizations set forth in Schedule 3.6 of the Disclosure Schedules, and all consents, approvals, authorizations or other actions by or notification to any non-governmental third party as forth in
Schedule 3.7 of the Disclosure Schedules, which are required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents, except where the failure to obtain such license, consent, approval, order, authorization, registration, qualification, notification, filing or other action would not have a Material Adverse Effect or materially affect the ability of any of the Parties to effect the transactions contemplated by the Transaction Documents. The Selling Shareholder shall have received all Governmental Authorizations and all consents, approvals, authorizations or other actions by or notification to any non-governmental third party set forth in Schedule 2.4 of the Disclosure Schedules, which are required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consent, approval, authorization, notification, or other action would not have a Material Adverse Effect or materially affect the ability of any of the Selling Shareholder or the Purchasers to effect the transactions contemplated by the Transaction Documents.

     (b) There shall not be in effect any Law that makes illegal or enjoins or prevents the consummation of the transactions contemplated under the Transaction Documents, and no action, suit, proceeding, claim, arbitration or investigation (civil, criminal, regulatory or otherwise) shall be pending or threatened which seeks any of the foregoing results.

     (c) The Shareholders Agreement shall have been entered into among the Company, the Selling Shareholder and the Purchasers, and the Registration Rights Agreement shall have been entered into among the Company and the Purchasers.

     (d) The Restated M&A shall have been adopted and shall remain in full force and effect.

     (e) The Company shall have produced a business plan and budget (the "Business Plan") that shall be mutually agreed by the Purchasers and the Company.

     5.2 CONDITIONS OF PURCHASERS' OBLIGATIONS

          The obligations of each Purchaser to purchase the Shares pursuant to this Agreement are subject to the fulfillment or waiver, on or before the Closing Date, of each of the following conditions, the waiver of which shall be in writing and shall not be effective against any Purchaser who does not consent to such waiver, which consent must be given in writing:

     (a) The representations and warranties of the Company and the Company Warrantors contained in Article 3 which are qualified as to materiality shall be true and correct, and each such representation and warranty that is not so qualified shall be true and correct, in all material respects, in each case, on and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date). The representations and warranties of the Selling Shareholder contained in Article 2 which are qualified as to materiality shall be true and correct, and each such representation and warranty that is not so qualified shall be true and correct, in all material respects, in each case, on and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).

     (b) Each of the Company, the Selling Shareholder and the Company Warrantors shall have performed and complied with, in all material respects, all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing Date.

     (c) The Company shall have delivered to the Purchasers (i) a certificate of an officer of the Company regarding the Restated M&A and Board of Directors and shareholders resolutions relating to the transactions contemplated under the Transaction Documents, and (ii) good standing certificates of the Company and its Subsidiaries (to the extent applicable). The Selling Shareholder shall have delivered to the Purchasers (i) a certificate of an officer or director of the Selling Shareholder regarding the board of directors and shareholders resolutions relating to the transactions contemplated under this Agreement and the Shareholders Agreement, and (ii) a good standing certificate of the Selling Shareholder (to the extent applicable).

     (d) The Chief Executive Officer of the Company and an officer or a director of each Company Warrantor shall have delivered to the Purchasers at the Closing, a certificate dated the Closing Date stating that the conditions specified in Sections 5.2(a) and 5.2(b) above (insofar as such conditions pertain to the Company and the Company Warrantors) have been fulfilled. An officer or director of the Selling Shareholder shall have delivered to the Purchasers at the Closing a certificate dated the Closing Date stating that the conditions specified in Sections 5.2(a) and 5.2(b) above (insofar as such conditions pertain to the Selling Shareholder) have been fulfilled.

     (e) The Purchasers shall have received from PRC counsel to the Company, an opinion dated as of the Closing Date (the "PRC Opinion") and from Cayman Islands counsel to the Sellers, an opinion dated as of the Closing Date (the "Caymans Opinion"). Each of the PRC Opinion and the Caymans Opinion shall be in substantially the form attached hereto as Exhibit H and Exhibit H-1, respectively.

     (f) To the extent applicable, the requisite number of shareholders of the Company shall have executed and delivered a written consent and waiver as of the Closing Date, in form and substance reasonably satisfactory to the Purchasers, on behalf of all shareholders of the Company, approving the transactions contemplated under the Transaction Documents and waiving all rights any such shareholder may have to receipt of notice of the transactions contemplated under the Transaction Documents and any applicable rights of consent, pre-emptive or participation rights, rights of first offer, rights of first refusal, co-sale rights or other similar rights any such shareholder may have with respect to the transactions contemplated under the Transaction Documents.

     (g) All agreements in connection with the restructuring by the Company (the "Restructuring") including, without limitation, those listed in Exhibit I (each such an agreement, a "VIE Contract", and collectively, the "VIE Contracts"), shall have been duly executed and delivered by the parties thereto and shall remain in full force and effect.

     (h) The Company shall have provided the Investors with (A) substantially completed (to the knowledge of the Company and the Company's Warrantors) drafts of the audited financial statements of the Company as of and for the years ended December 31, 2006 and 2005, to be prepared in accordance with US GAAP and audited by one of the Big Four Accounting Firms, and (B) unaudited management accounts for each subsequent quarter up to the Closing.

     (i) The Purchasers shall have completed their business, legal and financial due diligence to their reasonable satisfaction.

     (j) Mr. Lai Guanglin shall have duly signed and delivered an undertaking substantially in the form attached hereto as Exhibit J.

     5.3 CONDITIONS OF SELLERS' OBLIGATIONS

     The obligations of each Seller to each Purchaser at the Closing Date under this Agreement are subject to the fulfillment or waiver (which shall be in writing) on or before the Closing Date of each of the following conditions:

     (a) The representations and warranties of such Purchaser contained in
Article 4 which are qualified as to materiality shall be true and correct, and each such representation that is not so qualified shall be true and correct, in all material respects, in each case on and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties expressly stated herein to be applicable solely as to a specified date which were true and correct as of such date).

     (b) Such Purchaser shall have performed and complied with, in all material respects, all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

     (c) Such Purchaser shall have delivered the Old Shares Purchase Price and the New Shares Purchase Price for the Old Shares and the New Shares (as applicable) being purchased by it at the Closing and the reimbursement to the Company of the fees and disbursements not to exceed US$50,000 (the "Reimbursement Amount") of its PRC counsel and Caymans counsel related to the preparation of the PRC Opinion and the Caymans Opinion referenced in Section 5.2(e).

6.   INDEMNIFICATION

     6.1 INDEMNIFICATION

     (a) The Company and each Company Warrantor, jointly and severally, shall indemnify and hold harmless the Purchasers and their respective equityholders, subsidiaries, Affiliates, officers, directors, employees, agents and authorized representatives and each of their successors and assigns (each, a "Purchaser Indemnified Party") against any and all liabilities, obligations, losses, damages, penalties, claims, actions, costs and expenses (including reasonable legal fees) of whatever kind and nature ("Losses"), which are actually incurred by any Purchaser Indemnified Party arising out of the Company's or any Company Warrantor's breach of any of its warranties or representations in Article 3 of this Agreement.

     (b) The Selling Shareholder shall indemnify and hold harmless the Purchaser Indemnified Parties against any and all Losses which are actually incurred by any Purchaser Indemnified Party arising out of the Selling Shareholder's breach of any of its warranties or representations in Article 2 of this Agreement.

     (c) Each Purchaser, severally but not jointly, shall indemnify and hold harmless the Company, the Company Warrantors and their respective equityholders, subsidiaries, Affiliates, officers, directors, employees, agents and representatives and each of their successors and assigns (each, a "Company Indemnified Party") against any and all Losses which are actually incurred by any Company Indemnified Party arising out of such Purchaser's breach of any of its warranties or representations in Article 4 of this Agreement.

     (d) Each Purchaser, severally but not jointly, shall indemnify and hold harmless the Selling Shareholder and its equityholders, subsidiaries, Affiliates, officers, directors, employees, agents and representatives and each of their successors and assigns (each, a "Selling Shareholder Indemnified Party") against any and all Losses which are actually incurred by any Selling Shareholder Indemnified Party arising out of such Purchaser's breach of any of its warranties or representations in Article 4 of this Agreement.

     6.2 INDEMNIFICATION PROCEDURES

     (a) Promptly after receipt by an indemnified party (an "Indemnified Party") under this Article 6 of notice of the commencement of any action or proceeding by any third party (including any Governmental Authority) (a "Third Party Claim"), such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Article 6, deliver to the indemnifying party a written notice of the commencement of such Third Party Claim containing reasonable detail of the Third Party Claim (a "Claim Notice") and transmit to the indemnifying party a copy of all notices and documents received by the Indemnified Party pursuant to the Third Party Claim; provided that the failure to deliver a Claim Notice or the failure to transmit a copy of such notices and documents to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Party under this

Article 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If the indemnifying party notifies the Indemnified Party that the indemnifying party elects to assume the defense of the Third Party Claim, the indemnifying party shall have the right, jointly with any other indemnifying party similarly noticed, to assume the defense of such Third Party Claim at its own expense with counsel reasonably satisfactory to the Indemnified Party; provided, however, that an Indemnified Party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if in the written opinion of counsel to the Indemnified Party there is a reasonable likelihood of a conflict of interest between the indemnifying party and the Indemnified Party. The indemnifying party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the indemnifying party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If requested by the indemnifying party, the Indemnified Party agrees, at the sole cost and expense of the indemnifying party, to cooperate with the indemnifying party and its counsel in contesting any Third Party Claim which the indemnifying party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person.

     (b) If the indemnifying party fails to notify the Indemnified Party within 30 days after receipt of any Claim Notice that the indemnifying party elects to defend the Third Party Claim pursuant to Section 6.2(a), or if the indemnifying party elects to defend the Third Party Claim pursuant to Section 6.2(a) but fails to diligently defend such claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the indemnifying party, the Third Party Claim by all appropriate proceedings. The Indemnified Party shall have full control over such defense and proceedings; provided, however, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement in any Third Party Claim with respect to which indemnification is to be sought hereunder from an indemnifying party without the written consent of such indemnifying party, which consent shall not be unreasonably withheld or delayed. An indemnifying party may participate in, but may not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 6.2(b), and the indemnifying party shall bear its own costs and expenses with respect to such participation.

     (c) In the event that any Indemnified Party should have a claim against any indemnifying party under this Article 6 that does not involve a Third Party Claim, the Indemnified Party will promptly deliver to the indemnifying party a written notice containing reasonable detail of nature of the claim (an "Indemnification Notice"); provided that the failure to deliver an Indemnification Notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Party under this Article 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If the indemnifying party does not notify the Indemnified Party within 30 days from its receipt of the Indemnification Notice that the indemnifying party disputes such claim, the indemnifying party shall be deemed to have accepted and agreed with such claim. If the indemnifying party has disputed such claim, the indemnifying party and the Indemnified Party shall proceed in good faith to resolve such dispute and, if such dispute cannot be resolved in 30 days after delivery of the Indemnification Notice, the parties may pursue remedies in accordance with Section 7.4.

     6.3 LIMITATION ON LIABILITY

     (a) Notwithstanding anything to the contrary in this Agreement, in the absence of fraud, (i) (x) the Company and the Company Warrantors shall not be obligated to indemnify a Purchaser Indemnified Party under Section 6.1(a) and the Selling Shareholder shall not be obligated to indemnify a Purchaser Indemnified Party under Section 6.1(b) and (y) the Purchasers shall not be obligated to indemnify a Company Indemnified Party under Section 6.1(c) or a Selling Shareholder Indemnified Party under Section 6.1(d), except if and to the extent that the aggregate amount of Losses incurred by such Indemnified Party that would otherwise be subject to indemnification under Section 6.1(a) and
Section 6.1(b) on the one hand, or Section 6.1(c) and Section 6.1(d), on the other hand, exceeds 5% of the Purchase Price (the "Basket Amount"), and then such Indemnified Party shall be entitled to indemnification for all of its Losses in excess of the Basket Amount, and (ii) neither the aggregate liability of the Company, the Company Warrantors and the Selling Shareholder to the Purchaser Indemnified Parties, nor the aggregate liability of the Purchasers to the Company Indemnified Parties and the Selling Shareholder Indemnified Parties, for indemnification under this Article 6 shall exceed 110% of the Purchase Price. Notwithstanding the foregoing, none of the limitations on liability set forth in this Section 6.3(a) shall in any way limit any claim for (A) fraud arising under or relating to the transactions contemplated by any Transaction Document, and (B) any indemnification for Losses related to or as a result of the breach of any representation or warranty of the Company or any Company Warrantor under Sections 3.23 and 3.26.

     (b) Except as otherwise provided in Section 7.17 of this Agreement, the indemnification provisions of this Article 6 shall be the sole and exclusive remedy with respect to any and all claims relating to this Agreement and shall preclude assertion by an Indemnified Party of any other remedies against an indemnifying party for claims relating to this Agreement.

     6.4 CALCULATION OF LOSSES

     In calculating the amount of Losses to any Indemnified Party under this
Article 6, the amount of any Loss shall be net of (i) any amounts actually recovered by the Indemnified Party from any third Party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Losses, and (ii) any Tax benefits or Tax losses that are actually realized by the Indemnified Party as a result of the incurrence of the Losses for which indemnification is sought. An Indemnified Party's right to indemnification pursuant to this Article 6 shall not be conditioned upon the payment of amounts by such Indemnified Party.

     6.5 CERTAIN DAMAGES

     In no event shall the indemnification obligations under this Agreement (including under this Article 6) or the term "Losses" cover or include consequential, incidental, special, indirect or punitive damages or lost profits suffered by an Indemnified Party, whether based on statute, contract, tort or otherwise, and whether or not arising from the indemnifying party's sole, joint or concurrent negligence, strict liability or other fault.

     6.6 TAX TREATMENT

     The Parties hereto agree to treat all payments made by a Seller or a Company Warrantor to or for the benefit of an indemnified Party under this
Article 6 as adjustments to
the Old Shares Purchase Price or the New Shares Purchase Price (as the case may be) for Tax purposes and that such treatment shall govern for purposes hereof.

7.   MISCELLANEOUS

     7.1 SURVIVAL OF WARRANTIES

     The representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall survive for 12 months after the Closing Date, except that the representations and warranties under Sections 3.23 and
3.26 shall survive the Closing Date until 30 days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) on assessment of the relevant Tax. If a notice of a claim with respect to a breach of a representation or warranty is asserted in writing and delivered prior to the applicable time set forth above, then such representation or warranty shall survive in connection with such claim until such time as such claim is resolved in accordance with this Agreement.

     7.2 SUCCESSORS AND ASSIGNS

     Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Each Purchaser may assign or transfer any of its rights and obligations under this Agreement to any direct or indirect subsidiary or Affiliate of such Purchaser, including any fund managed by a subsidiary of the Purchaser, which assignee shall agree in writing to be bound by the terms hereof, with prior written notice being provided to the Company and the Selling Shareholder, but no such assignment shall relieve such Purchaser of its obligations under this Agreement. Any attempted assignment in contravention hereof shall be null and void.

     7.3 GOVERNING LAW

     This Agreement and, to the fullest extent permitted by applicable Law, all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the law of the State of New York, United States of America.

     7.4 DISPUTE RESOLUTION

     (a) Any dispute, controversy or claim (each, a "Dispute") arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation.

     (b) If the Dispute is not resolved within 60 days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the "Arbitration Notice").

     (c) The arbitration shall be conducted in Hong Kong Special Administrative Region ("Hong Kong") under the auspices of the Hong Kong International Arbitration Centre

(the "Centre"). There shall be three arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any of the members of the arbitral tribunal have not been appointed within 30 days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

     (d) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration, which rules shall be deemed to have been incorporated by reference into this Section 7.4. However, if such rules are in conflict with the provisions of this Section 7.4, including the provisions concerning the appointment of arbitrator, the provisions of this Section 7.4 shall prevail.

     (e) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

     (f) The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

     (g) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

     (h) During the course of the arbitration tribunal's adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

     (i) The cost of arbitration (including legal, accounting and other professional fees and expenses reasonably incurred by any prevailing party with respect to the investigation, collection, prosecution and/or defense of any claim in the Dispute) shall be borne by the losing Party or Parties unless otherwise determined by the arbitration award.

     7.5 COUNTERPARTS AND FACSIMILE EXECUTION

     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in any number of counterparts, each of which shall be an original but all of such counterparts together shall constitute one and the same instrument and shall become effective (unless otherwise provided therein) when all counterparts have been signed by all relevant parties and delivered to the other parties. Any counterpart or other signature delivered by a Party by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that Party.

     7.6 TITLES AND SUBTITLES; REFERENCES

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, nor as evidence of the intention of the Parties hereto. Except where otherwise indicated, all references in this

Agreement to Schedules, Exhibits, Articles or Sections refer to Schedules or Exhibits to or Articles or Sections of this Agreement.

     7.7 NOTICES

     Any and all notices required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such Party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to such Party at the facsimile number indicated for such Party on the signature page of this Agreement (or hereafter modified by subsequent notice to the Parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (ii) two business days after deposit with an express overnight courier for deliveries within a country, or three business days after such deposit for international deliveries or (iv) three business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country. For the purposes of this Section, a delivery between Hong Kong and any other point in the PRC shall be considered an international delivery.

     All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page of this Agreement or at such other address or facsimile number as such Party may designate by giving ten days advance written notice by one of the indicated means of notice provided in this Agreement to the other Parties hereto. Notices by facsimile shall be machine verified as received.

     Any Party hereto (and such Party's permitted assigns) may by notice so given change its address for future notices under this Agreement. Notice shall conclusively be deemed to have been given in the manner set forth above.

     7.8 AMENDMENTS AND WAIVERS

     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided. Any amendment or waiver effected in accordance with this Section 7.8 shall be binding upon each of the Parties hereto and their successors and permitted assigns.

     7.9 SEVERABILITY

     If any provision of this Agreement shall be held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the remaining provisions of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     7.10 ENTIRE AGREEMENT

     This Agreement, the Exhibits and Schedules to this Agreement, the other Transaction Documents and all other documents referred to in this Agreement (except for the letter agreement dated as of the date hereof, among the Sellers and the Purchasers) constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties with respect to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein.

     7.11 EXPENSES AND TRANSFER TAXES

     Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Transaction Documents, except as otherwise provided in this Agreement.

     The Sellers shall pay, or reimburse the Purchasers on demand for, all sales, use, real property transfer, transfer, stamp, registration, documentary, recording, filing or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, "Transfer Taxes") incurred in connection with the issuance and sale of the Shares pursuant to this Agreement. The Sellers shall be responsible for preparing and timely filing any Returns required with respect to any such Transfer Taxes.

     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to be reimbursed by the other Parties for reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

     7.12 EXCLUSIVITY

     From the date hereof until the earlier of (i) the Closing Date, and (ii) the termination of this Agreement, other than the transactions contemplated under the Transaction Documents, none of the Company nor any Company Warrantor, nor their respective Affiliates or representatives shall, directly or indirectly, (A) solicit, initiate or encourage any inquiry, discussion or proposal for, (B) propose, continue or participate in any discussions or negotiations regarding, (C) furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal with respect to, or (D) authorize, engage in, or enter into any agreement or understanding with respect to, any issuance or sale of any equity or equity-linked securities of the Company or any of it Subsidiaries or any transaction that would preclude or materially restrict or delay the transactions contemplated under the Transaction Documents.

     7.13 CONFIDENTIALITY

     None of the Parties (and their respective officers, directors, employees and agents) will disclose any information about the Transaction Documents or the transactions contemplated by the Transaction Documents other than that which is within the public domain (through no fault of such Party) to any outside party other than their respective employees, approved legal and other relevant consultants who are bound by confidentiality obligations and also as required by applicable statutory requirements, court orders or decrees after providing notice thereof to the other Parties. No announcements regarding any Purchaser's investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials, references on or links to websites or otherwise disclosing such Purchaser's investment in the Company to the public in any manner without the prior written consent of such Purchaser.

     7.14 FURTHER ASSURANCES

     From and after the date of this Agreement, upon the reasonable request of any Purchaser, the Selling Shareholder or the Company, the Company, the Selling Shareholder and the Purchasers (as the case may be) shall execute and deliver such instruments, documents or other writings to satisfy their obligations hereunder.

     7.15 INTERPRETATION

     Unless a provision in this Agreement expressly provides otherwise: (i) the term "or" is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms "herein," "hereof," and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term "including" will be deemed to be followed by ", but not limited to,";
(v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms "shall," "will," and "agrees" are mandatory, and the term "may" is permissive; (vii) the term "day" means "calendar day," and (viii) all references to "$" and "dollars" are to currency of the United States of America.

     7.16 NO PRESUMPTION

     The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

     7.17 SPECIFIC PERFORMANCE

     Each of the Parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other Party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the Parties hereto agrees that in the event of any such breach the aggrieved Party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     7.18 EXCULPATION AMONG PURCHASERS

     Each Purchaser acknowledges and agrees that it has, independently and without reliance on any other Purchaser, made its own evaluation and decision to purchase the Shares. Each Purchaser further acknowledges that it is not relying upon any other Purchaser in making its investment or decision to invest in the Company.

     7.19 TERM

     This Agreement is effective upon the Company's receipt of the New Shares Purchase Price and the Reimbursement Amount from the Purchasers and the Selling Shareholder's receipt of the Old Shares Purchase Price from the Purchasers, in accordance with
Section 1.1 hereof.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                     THE COMPANY: AGRIA CORPORATION


                                     By: /s/ Lai Guanglin
                                         ---------------------------------------
                                     Name:
                                     Title:


                                     COMPANY WARRANTORS:

                                     CHINA VICTORY INTERNATIONAL HOLDINGS
                                     LIMITED


                                     By: /s/ Lai Guanglin
                                         ---------------------------------------
                                     Name:
                                     Title:


                                     AERO BIOTECH SCIENCE & TECHNOLOGY CO., LTD.
                                     (Chinese Characters)


                                     By: /s/ Qian Zhaohua
                                         ---------------------------------------
                                     Name:
                                     Title:


                                     PRIMALIGHTS III AGRICULTURE DEVELOPMENT
                                     CO., LTD. (Chinese Characters)


                                     By: /s/ Qian Zhaohua
                                         ---------------------------------------
                                     Name:
                                     Title:


                                     BROTHERS CAPITAL LIMITED


                                     By: /s/ Lai Guanglin
                                         ---------------------------------------
                                     Name:
                                     Title:

          SIGNATURE PAGE TO AGRIA CORPORATION SHARE PURCHASE AGREEMENT

                                     SELLING SHAREHOLDER:

                                     BROTHERS CAPITAL LIMITED


                                     By: /s/ Lai Guanglin
                                         ---------------------------------------
                                     Name:
                                     Title:


                                     PURCHASERS:

                                     TPG GROWTH AC LTD.


                                     By: /s/ Clive Bode
                                         ---------------------------------------
                                     Name: Clive Bode
                                     Title: Vice President and Secretary


                                     TPG BIOTECH II, LTD.


                                     By: /s/ Clive Bode
                                         ---------------------------------------
                                     Name: Clive Bode
                                     Title: Vice President and Secretary

          SIGNATURE PAGE TO AGRIA CORPORATION SHARE PURCHASE AGREEMENT

                                  SCHEDULE 1.1

                               COMPANY WARRANTORS

1. China Victory International Holding Limited ("China Victory"), a limited liability company organized and existing under the laws of the Hong Kong.

2. Aero Biotech Science & Technology Co., Ltd. (Chinese Characters) ("Beijing Aero"), a wholly foreign-owned enterprise with limited liability organized and existing under the laws of the PRC.

3. Primalights III Agriculture Development Co., Ltd. (Chinese Characters) ("P3A"), a domestically-funded limited liability company organized and existing under the laws of the PRC.

4. Brothers Capital Limited, a BVI Business Company incorporated and existing under the laws of the British Virgin Islands.

                                  SCHEDULE 1.2

                     LIST OF PURCHASERS AND PURCHASE AMOUNT

PURCHASERS             NUMBER OF SHARES PURCHASED
----------             --------------------------
TPG Growth AC Ltd.     160 Preferred Shares and 417 Ordinary Shares
TPG Biotech II, Ltd.   80 Preferred Shares and 208 Ordinary Shares

                                    EXHIBIT A

           AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

                                    EXHIBIT B

                             SHAREHOLDERS AGREEMENT

                                    EXHIBIT C

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT D

                       POST-CLOSING SHAREHOLDING STRUCTURE

                                    EXHIBIT E

                              DISCLOSURE SCHEDULES

                                    EXHIBIT F

                             EXISTING EQUITYHOLDERS

EQUITYHOLDER                     PENCENTAGE OF ORDINARY SHARES HELD
------------                     ----------------------------------
Brothers Capital Limited                       72.88%
Morgan Finanz Capital Limited                     10%
Ariya Capital Partners Limited                    10%
Dubai Investment Group                          6.60%
Planetcorp Group Limited                        0.52%

                                    EXHIBIT G

                              FINANCIAL STATEMENTS

                                    EXHIBIT H

                                   PRC OPINION

                        LETTERHEAD OF COMMERCE & FINANCE

To:

TPG Biotech II, Ltd.
TPG Growth AC Ltd.

Dear Sirs:

     We are qualified lawyers of the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws and regulations of the PRC.

     We have acted as PRC counsel for China Victory International Holding Limited.(the "COMPANY"), a company incorporated under the laws of Hong Kong. We have been requested to give this opinion on, inter alia, the legal ownership structure of Primalights III Agriculture Development Co., Ltd. ("P3A") and Aero Biotech Science & Technology Co., Ltd. ("BEIJING AERO"), the legality and validity of the arrangements under the relevant agreements referenced in Exhibit A hereinafter (the "VIE CONTRACT").

     In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations.

     The following terms as used in this opinion are defined as follows:

(a) "GOVERNMENTAL AGENCIES" mean any court, governmental agency or body or any stock exchange authorities of the PRC;

(b) "GOVERNMENTAL AUTHORIZATIONS" mean all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by Governmental Agencies;

(c) "MATERIAL ADVERSE EFFECT" means any material adverse change, in or affecting the general affairs, management, business, financial position, shareholders' equity, results of operation, or prospects of the Company and its Subsidiaries taken as a whole;

(d) "PRC LAWS" mean all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, sub-ordinary legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

Other capitalized terms used herein but not defined shall have the same meaning as given to them in the share purchase agreement dated [_], 2007, among TPG Growth AC Ltd., TPG Biotech II, Ltd., Agria Corporation, the Company, Beijing Aero and P3A (the "Share Purchase Agreement").

     Based on the foregoing, we are of the opinion that:

(a) Beijing Aero has been incorporated and exists as a wholly foreign owned enterprise with limited liability under PRC Laws; the Company has not paid up any of the registered capital of Beijing Aero it is obligated to pay for under Bejing Aero's articles of association. According to Beijing Aero's articles of association, the Company should pay USD29,200,000 to Beijing Aero before June 29, 2007. Upon the completion of the capital contribution and relevant registration procedures in respect of such contribution, all of the registered capital fully paid up into Beijing Aero will be owned by the Company. The articles of association and business license of Beijing Aero comply with the requirements of applicable PRC Laws and are in full force and effect;

(b) P3A has been duly incorporated and is validly existing as a limited liability company under PRC Laws; 40%, 30%, 25% and 5% of the equity interests of P3A are owned by Li Juan, Qian Zhaohua, Xue Zhixin and Zhang Mingshe (the "P3A Shareholders"), respectively, and, to the best of our knowledge, except for the Exclusive Call Option Agreement, dated June 8, 2007, among Beijing Aero, the P3A Shareholders and P3A, the Equity Pledge Agreement, dated June 8, 2007, among Beijing Aero, the P3A Shareholders and P3A, and the Proxies, each dated June 8, 2007 and issued by each of the P3A Shareholders (except for Mr. Qian Zhaohua himself is a P3A Shareholder), such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; each of the P3A Shareholders is a PRC citizen; all of the registered capital of P3A has been fully paid; the articles of association and business license of P3A comply with the requirements of applicable PRC Laws and are in full force and effect; except as described in the Disclosure Schedule of the Share Purchase Agreement, P3A has full power and authority (corporate and other) to own, lease and operate its properties and assets and to conduct its business within its scope of business;

(c) To the best of our knowledge after due inquiry, and except as described in the Disclosure Schedule of the Share Purchase Agreement, Beijing Aero is not(i) in violation of its articles of association, business license or any other organizational document, (ii) in violation or contravention of any PRC Law, or (iii) in violation of or in default under any contracts, agreements, arrangement, understandings, commitments, instruments, mortgage, indentures which are governed by PRC Law and to which it is a party or by which it is bound, except, in the case of clause (ii) or (iii), where such violation or default would not, individually or in the aggregate, to the reasonably expected extent, have a Material Adverse Effect;

(d) Subject to that [all direct and indirect shareholders of the Company who are qualified PRC residents should duly make foreign exchange registration of foreign investment under the SAFE's Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles[Hui Fa (2005) 75] (Chinese Characters)] and that the Company has fully paid up Beijing Aero's registered capital, in accordance with applicable PRC laws, all dividends and other distributions paid to China Victory from Beijing Aero may under the law and regulations of the PRC be exchanged into foreign currency and may be freely transferred out of the PRC by Beijing Aero to China Victory without the necessity of obtaining any Governmental Authorization in the PRC;

(e) To the best of our knowledge after due inquiry, there are no legal or governmental proceedings pending before any Governmental Authority in the PRC to which the Company, Beijing Aero or P3A is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, would have a Material Adverse Effect;

(f) To the best of our knowledge after due inquiry, neither Beijing Aero nor P3A has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of Beijing Aero or P3A, or the suspension, revocation, withdrawal or adverse modification of the business license of Beijing Aero or P3A;

(g) Neither Beijing Aero nor P3A is entitled to any immunity from any legal proceedings or other legal process or from enforcement, execution or attachment in respect of their obligations under any VIE contract;

(h) The choice of New York law as the governing law of each Transaction Document will be recognized by PRC courts; each of the PRC Subsidiaries can sue and be sued in its own name under the laws of the PRC.

(i) PRC courts may recognize and enforce arbitration awards of the Hong Kong International Arbitration Centre in accordance with the requirements of PRC Civil Procedures Law based on arrangements between China and Hong Kong.

(j) The ownership structure of Beijing Aero and P3A as set forth in Exhibit B hereinafter, each element individually and in the aggregate, complies with, and immediately after the Closing will comply with PRC Laws;

(k) Beijing Aero and P3A has the corporate power to enter into and perform its obligations under each of the VIE contract to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of each such VIE contract;

(l) Each VIE contract has been duly authorized, executed and delivered by the parties thereto, and constitutes a valid and binding agreement of the parties thereto;

(m) The execution and delivery of each VIE contract by the parties thereto and the performance by such parties of their obligations thereunder, and the consummation of the transactions contemplated by the VIE contract do not, and will not, (i) conflict with, or result in a breach or violation of, any provision of the Organizational Documents of Beijing Aero and P3A, (ii) to the best of our knowledge, result in any violation of or be in conflict with any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC laws or any material obligation, license, lease, contract or other agreement or instrument governed by PRC laws, or (iii) result in a violation of any PRC Law;

(n) Each VIE contract is, and all of the VIE contract taken as a whole are, legal, valid and admissible as evidence under PRC Laws; except that the Equity Pledge Agreement has not been filed with the bureau of industrial and commerce, each VIE contract is in proper legal form under PRC Laws for the enforcement thereof against the parties thereto in the PRC without further action by any of the parties thereto; and to ensure the legality, validity, enforceability or admissibility in evidence of each VIE contract in the PRC, all required filings and recordings in respect of any VIE contract with any Governmental Authority have been performed;

(o) Except that the Equity Pledge Agreement has not been filed with the bureau of industrial and commerce, all Governmental Authorizations in the PRC and all consents, approvals, authorizations or other actions by or notification to any non-governmental third party required in connection with the transactions contemplated by the VIE contract (such Governmental Authorizations and third-party consents, the "Restructuring Consents") have been duly obtained and are in full force and effect, except that failure to obtain Restructuring Consents will not reasonably cause Material Adverse Effect. No Restructuring Consent has been suspended, revoked, withdrawn or adversely modified or is subject to any condition precedent which has not been fulfilled or performed and, to the best of our knowledge after due inquiry, no circumstance exists which might lead to the suspension, revocation, withdrawal or adverse modification of any such Governmental Authorization;

(p) The Restructuring ("the performance of all agreements listed in Exhibit A by the Company and/or its subsidiary and/or P3A) has been effected in compliance with all applicable PRC laws. To the extent governed by PRC laws, the Restructuring constitutes binding transactions completed by the parties to each VIE contract;

(q) To the best of our knowledge after due inquiry, neither Beijing Aero nor P3A has been notified any action, suit, proceeding, claim, arbitration or investigation (civil, criminal, regulatory or otherwise) pending before or by any Governmental Authority of the PRC or, currently threatened, against the Company or any of its Subsidiaries or their respective activities, properties or assets challenging the effectiveness or validity of any VIE contract.

(r) Assuming that each signature on behalf of each party to the collaborative development contracts with respect to the Collaborative IP is that of a person authorized to execute the same, and each of such collaborative development contracts has been duly authorized, executed and delivered, each of such collaborative development contracts with respect to the Collaborative IP constitutes valid and legally binding obligations of the parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each of the Company and its Subsidiaries listed in Schedule 3.11(a)(B) has a good and valid Commercialization Right under each such contract with respect to each such item of Collaborative IP. To the best of our knowledge, any exercise of any such Commercialization Right in respect of any of the Collaborative IP by the Company or its Subsidiaries has not and will not result in any conflict with or infringement of the rights of others.

(s) Assuming that each signature on behalf of each party to purchase contracts with respect to the Purchased IP is that of a person authorized to execute the same, and each of such purchase contracts has been duly authorized, executed and delivered, each of such purchase contracts with respect to the Purchased IP constitutes valid and legally binding obligations of the contractual counterparty, enforceable in accordance with its terms (subject to the Enforceability Exceptions), and to the best of our knowledge, the Company or one of its Subsidiaries can exercise its rights under such purchase contracts without any conflict with or infringement of the rights of others.

This opinion relates to the PRC Laws in effect on the date hereof.

This opinion is given solely for the benefit of the Company despite that the persons to whom it is addressed, upon the request by and in the capacity as the PRC legal counsel for the Company, include the persons other than the Company. It may not, except with the prior permit from the Company's and our prior written permission, be relied upon by anyone except for the Company in connection with this opinion or used for any other purpose.

                                        Yours sincerely,


                                        Commerce & Finance Law Offices

                                    EXHIBIT A

                                  VIE CONTRACTS

1. Agreement Related to the Shares of P3A, dated June 8, 2007, among the Company, P3A, Taiyuan Renlong Enterprise Group Co., Ltd., Shanxi Chuanglong Technology Investment Co., Ltd., Yan Lv, Liu Jinbin, Zhang Minshe, Qian Zhaohua, Xue Zhixin and Li Jian.

2. 7 share transfer agreements among Taiyuan Renlong Enterprise Group Co., Ltd., Shanxi Chuanglong Technology Investment Co., Ltd., Yan Lv, Liu Jinbin, Zhang Minshe, Qian Zhaohua, Xue Zhixin and Li Jian, each dated April 7, 2007

3.   Proxy, dated June 8, 2007, issued by Li Juan

4.   Proxy, dated June 8, 2007, issued by Xue Zhixin

5.   Proxy, dated June 8, 2007, issued by Zhang Mingshe

6.   Technology Transfer Agreement, dated June 8, 2007, between P3A and Beijing
     Aero

7.   Technology License Agreement, dated June 8, 2007, between Beijing Aero and
     P3A

8. Exclusive Consultancy Service Agreement, dated June 8, 2007, between Beijing Aero and P3A

9. Exclusive Technology Development, Technical Support and Service Agreement, dated June 8, 2007, between Beijing Aero and P3A

10. Equity Pledge Agreement, dated June 8, 2007, among Beijing Aero, Li Juan, Qian Zhaohua, Xue Zhixin, Zhang Mingshe and P3A

11. Exclusive Call Option Agreement, dated June 8, 2007, among Beijing Aero, Li Juan, Qian Zhaohua, Xue Zhixin, Zhang Mingshe and P3A

12. Technology Transfer Agreement, dated June 8, 2007, between P3A and Shanxi Primalights Bioengineering Research Institute

                                    EXHIBIT B

                                   EXHIBIT H-1

                                 CAYMAN OPINION

Our ref RJT/630408/2060499/v3

Your ref                                        Subject to review and amendment

TPG Growth AC Ltd.                     Direct: +852 2971 3007
TPG Biotech II, Ltd.                   Mobile: +852 9020 8007
                                       E-mail: richard.thorp@maplesandcalder.com


                                                                   [_] June 2007

Dear Sir

AGRIA CORPORATION (the "COMPANY")

We have acted as counsel as to Cayman Islands law to the Company, and have been asked to provide you with the opinions set out herein.

1    DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 the certificate of incorporation of the Company dated 14 May 2007[, the memorandum and articles of association of the Company registered on 14 May 2007] and the amended and restated memorandum and articles of association of the Company (the "RESTATED M&A") as [conditionally] adopted by Special Resolution passed on [__] June 2007;

1.2 the written resolutions of the board of directors of the Company dated [__] June 2007;

1.3 the written resolutions of the shareholders dated [__] June 2007 and the corporate records and statutory registers maintained at the registered office in the Cayman Islands;

1.4 the Certificate of Good Standing in relation to the Company issued by the Registrar of Companies;

1.5 a certificate from a director of the Company, a copy of which is attached hereto (the "DIRECTOR'S CERTIFICATE"); and

1.6 the transaction documents entered into or to be entered into by the Company and listed in the First Schedule (the "TRANSACTION DOCUMENTS").

2    ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force at the date of this opinion. In giving this opinion, we have relied (without further verification) upon the accuracy of the Director's Certificate and the Certificate of Good Standing. We have relied upon the following assumptions, which we have not independently verified:

2.1 the Transaction Documents have been or, as the case may be, will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2 the Transaction Documents are, or will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the law of the State of New York ("NEW YORK LAW") and all other relevant laws (other than the laws of the Cayman Islands);

2.3 the choice of New York law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5  all signatures, initials and seals are genuine;

2.6 the power, authority and legal right of all parties under all relevant laws and regulations (other than, as a matter of Cayman Islands law, the Company) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents; and

2.7 there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of New York law.

3    OPINIONS

Based upon, and subject to, the foregoing and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2 The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents.

3.3 The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder does not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force.

3.4 The execution, delivery and performance of the Transaction Documents has been authorised by and on behalf of the Company and, assuming the Transaction Documents have been executed and delivered by [NAME PERSON AUTHORISED TO EXECUTE TRANSACTION DOCUMENTS IN THE RESOLUTIONS], the Transaction Documents have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5 Other than the shares reserved for the 2007 Stock Option Plan (as defined in the Transaction Documents) and the Conversion Shares (as defined in the Transaction Documents), all outstanding Ordinary Shares (as defined in the Transaction Documents) are duly and validly authorized and issued as fully paid and nonassessable.

3.6 The Ordinary Shares and Preferred Shares (as defined in the Transaction Documents) that are being purchased by the TPG Growth AC Ltd. and TPG Biotech II, Ltd. under the Transaction Documents, when issued, sold and delivered in accordance with the terms of thereof for the consideration expressed therein, will be duly authorized and validly issued as fully paid and nonassessable. The Conversion Shares have been duly and validly authorised for issuance and upon issuance in accordance with the terms of the Transaction Documents and the Restated M&A, will be duly authorized and validly issued as fully paid and nonassessable.

3.7 No authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

     3.7.1 the creation, execution or delivery of the Transaction Documents by the Company;

     3.7.2 subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents against the Company; or

     3.7.3 the performance by the Company of its obligations under any of the Transaction Documents.

3.8 No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

     3.8.1 the execution or delivery of the Transaction Documents;

     3.8.2 the enforcement of the Transaction Documents; or

     3.8.3 payments made under, or pursuant to, the Transaction Documents.

     The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.9 The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Transaction Documents.

3.10 Based solely on our inspection on [__] June 2007 of the Register of Writs and Other Originating Process in the Grand Court of the Cayman Islands, there were no actions or petitions pending against the Company in the Grand Court of the Cayman Islands.

3.11 Although there is no statutory enforcement in the Cayman Islands of foreign judgments in Hong Kong, the courts of the Cayman Islands will recognise a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

     3.11.1 is given by a competent foreign court;

     3.11.2 imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

     3.11.3 is final;

     3.11.4 is not in respect of taxes, a fine or a penalty; and

     3.11.5 was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

4    QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1 The term "enforceable" as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

     4.1.1 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

     4.1.2 enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

     4.1.3 some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

     4.1.4 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

     4.1.5 the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

     4.1.6 obligations to make payments that may be regarded as penalties will not be enforceable; and

     4.1.7 the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum.

4.2 Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

4.3 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.4 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.5 A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.6 In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand court Rules Order 62.

4.7 We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.8 We make no comment with regard to the references to foreign statutes in the Transaction Documents.

4.9 We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties, and make no comment with regard to the representations which may be made by the Company.

This opinion is addressed to and for the benefit solely of the addressees and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed to any other person without our prior written consent.

Yours faithfully

MAPLES and CALDER

                                 FIRST SCHEDULE

1. A share purchase agreement among TPG Growth AC Ltd., TPG Biotech II, Ltd., the Company, China Victory International Holdings Limited, Aero Biotech Science & Technology Co., Ltd., Primalights III Agriculture Development Co., Ltd. and Brothers Capital Limited to be dated on or about [__] June 2007.

2. A shareholders agreement among TPG Growth AC Ltd., TPG Biotech II, Ltd., the Company and Brothers Capital Limited to be dated on or about [__] June 2007.

3. A registration rights agreement among TPG Growth AC Ltd., TPG Biotech II, Ltd. and the Company to be dated on or about [__] June 2007.

                                AGRIA CORPORATION
                           PO Box 309GT, Ugland House
                        South Church Street, George Town
                          Grand Cayman, Cayman Islands

                                                                  [__] June 2007
To: Maples and Calder
    1504 One International Finance Centre
    1 Harbour View Street
    Hong Kong

Dear Sirs

AGRIA CORPORATION (the "COMPANY")

I, [__________], being a director of the Company, am aware that you are being asked to provide a legal opinion (the "OPINION") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1 The Memorandum and Articles of Association of the Company as adopted or registered on [__________] 2007 remain in full force and effect and are unamended [save for the amendments [conditionally] made by special resolution passed on [__] June 2007].

5 The written resolutions (the "RESOLUTIONS") of the board of directors dated [DATE] were signed by all the directors in the manner prescribed in the Articles of Association of the Company.

6 The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents.

7 The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

8 The directors of the Company at the date of Resolutions and at the date hereof were and are as follows:

                                  [__________]
                                  [__________]
                                  [__________]

9 [Other than the shares reserved for the 2007 Stock Option Plan (as defined in the Transaction Documents) and the Conversion Shares (as defined in the Transaction Documents), all outstanding Ordinary Shares (as defined in the Transaction Documents) are free and clear of any Encumbrances (as defined in the Transaction Documents). The Ordinary Shares and Preferred Shares (as defined in the Transaction Documents) that are being purchased by the TPG Growth AC Ltd. and TPG Biotech II, Ltd. under the Transaction Documents, when issued, sold and delivered in accordance with the terms of thereof for the consideration expressed therein, will be free and clear of any Encumbrances other than those contemplated under the Transaction Documents and applicable laws. The Conversion Shares, upon issuance in accordance with the terms of the Transaction Documents and the Restated M&A, will be free of any Encumbrances other than those contemplated under the Transaction Documents and applicable laws.]

10 The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

11 Each director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

12 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

13 The Company is not a central bank, monetary authority or other sovereign entity of any state.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Mr. Richard Thorp) to the contrary.


Signature:
           --------------------------
                  [Director]

                                    EXHIBIT I

                                  VIE CONTRACTS

1. Agreement Related to the Shares of P3A, dated June 8, 2007, among the Company, P3A, Taiyuan Renlong Enterprise Group Co., Ltd., Shanxi Chuanglong Technology Investment Co., Ltd., Yan Lu, Liu Jinbin, Zhang Mingshe, Qian Zhaohua, Xue Zhixin and Li Juan, which amended the Share Acquisition Agreement, dated October 2, 2003, between the Company and P3A

2. 7 share transfer agreements among Taiyuan Renlong Enterprise Group Co., Ltd., Shanxi Chuanglong Technology Investment Co., Ltd., Yan Lv, Liu Jinbin, Zhang Minshe, Qian Zhaohua, Xue Zhixin and Li Jian, each dated April 7, 2007

3.   Proxy, dated June 8, 2007, issued by Li Juan

4.   Proxy, dated June 8, 2007, issued by Xue Zhixin

5.   Proxy, dated June 8, 2007, issued by Zhang Mingshe

6.   Technology Transfer Agreement, dated June 8, 2007, between P3A and Beijing
     Aero

7. Proprietary Technology License Agreement, dated June 8, 2007, between Beijing Aero and P3A

8. Exclusive Consultancy Service Agreement, dated June 8, 2007, between Beijing Aero and P3A

9. Exclusive Technology Development, Technology Support and Service Agreement, dated June 8, 2007, between Beijing Aero and P3A

10. Equity Pledge Agreement, dated June 8, 2007, among Beijing Aero, Li Juan, Qian Zhaohua, Xue Zhixin, Zhang Mingshe and P3A

11. Exclusive Call Option Agreement, dated June 8, 2007, among Beijing Aero, Li Juan, Qian Zhaohua, Xue Zhixin, Zhang Mingshe and P3A

12. Technology Transfer Agreement, dated June 8, 2007, between P3A and Shanxi Primalights Bioengineering Research Institute

                                    EXHIBIT J

                              MR. LAI'S UNDERTAKING

                                                                  June [_], 2007

To TPG Growth AC Ltd. and TPG Biotech II, Ltd.:

          This undertaking (the "Undertaking") is made in connection with the investment by TPG Growth AC Ltd. and TPG Biotech II, Ltd. (collectively, the "Investors") in Agria Corporation (the "Company"), and constitutes the legal, valid, binding and enforceable obligation of the undersigned, subject to the Enforceability Exceptions. All the terms used herein and not defined shall have the meanings assigned to them in the Share Purchase Agreement, dated June [_], 2007, among the Company, Brothers Capital Limited ("Brothers Capital") and the Investors (the "Share Purchase Agreement").

          I hereby irrevocably and unconditionally undertake, agree and covenant that:

          1. I will cause Brothers Capital and the Company to honor their respective obligations set forth in the Transaction Documents (it being understood and agreed that in doing so I shall not be personally obligated to assume any financial or other obligation of Brothers Capital or the Company);

          2. I will own not less than [50]% of the ownership interests of Brothers Capital; and

          3. I will not relinquish the actual and continued effective control of Brothers Capital, and I will not engage in any conduct which would result, or could be reasonably expected to result in, the loss of my actual effective control of Brothers Capital.

          All of my obligations under this Undertaking shall immediately terminate at the earlier of (i) when the Investors cease to own Shares representing, in the aggregate, at least 25% of the Shares purchased by the Investors pursuant to the Share Purchase Agreement or (ii) the occurrence of a Qualifying IPO.

          This Undertaking and, to the fullest extent permitted by applicable Law, all matters arising out of or relating to this Undertaking, shall be governed by and construed in accordance with the law of the State of New York, United States of America.

                                        Very truly yours,

                                        Lai Guanglin


                                        ----------------------------------------


ACKNOWLEDGED AND AGREED TO:

TPG Growth AC Ltd.


By:
    ---------------------------------
Name: Clive Bode
Title: Vice President and Secretary


TPG Biotech II, Ltd.


By:
    ----------------------------------
Name: Clive Bode
Title: Vice President and Secretary

                     Signature Page to Mr. Lai's Undertaking